Exhibit 10.1

AMENDMENT NO. 3 TO THE
KINDER MORGAN, INC.
2015 AMENDED AND RESTATED
STOCK INCENTIVE PLAN
THIS AMENDMENT NO. 3 (the “Amendment”) to the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan, as amended prior hereto (the “Plan”), is effective as of January 15, 2019.  Capitalized terms used in this Amendment shall have the same meanings given to them in the Plan unless otherwise indicated.
WHEREAS, the Plan was originally adopted by the Board of Directors (the “Board”) as the Kinder Morgan, Inc. 2011 Stock Incentive Plan, effective as of January 1, 2011. The Plan was amended and restated as the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan by the Board on January 21, 2015, and was approved by the Company’s stockholders. The Plan was amended by the Board pursuant to Amendment No. 1 thereto effective as of January 18, 2017, and Amendment No. 2 thereto effective as of July 19, 2017; and
WHEREAS, the Board desires to amend the Plan as set forth herein.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Amendments.
The following amendments to the Plan shall be effective only with respect to Awards made on or after January 15, 2019, and shall not affect Awards made prior thereto.

a.	Exception to Minimum Exercisability or Vesting Requirement.
A new subsection (c) shall be added to Section 5 of the Plan as follows:
“(c)    Notwithstanding the minimum periods specified in Sections 7(e), 8(h), 9(c), 9(d) and 10(a) for Awards to be exercisable or vest, up to five percent (5%) of the shares of Stock available for Awards under the Plan as of January 15, 2019, subject to adjustment under Section 11, may be granted pursuant to Awards without such minimum exercisability or vesting requirement.”

b.	Options.
Section 7(e) of the Plan shall be deleted in its entirety and replaced with the following:
“(e)    Each Option shall become exercisable in whole or in part or in installments at such time or times as the Committee may prescribe at the time the Option is granted and specify in the Option Agreement; provided, that no Option shall be exercisable less than 36 months after it is granted, except in the event of a Change in Control of the Company.”

c.	Restricted Awards.
Section 8(h) of the Plan shall be deleted in its entirety and replaced with the following:

“(h)    With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement; provided, that no Restricted Period shall be less than 36 months.”

d.	Stock Appreciation Rights.
Section 9(c) of the Plan shall be deleted in its entirety and replaced with the following:
“(c)    Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, that no Free Standing Right shall be exercisable less than 36 months after it is granted, except in the event of a Change in Control of the Company.”
Section 9(d) of the Plan shall be deleted in its entirety and replaced with the following:
“(d)    Related Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 9 of the Plan; provided, that no Related Stock Appreciation Right shall be exercisable less than 36 months after it is granted, except in the event of a Change in Control of the Company.”

e.	Other Stock-Based Awards.
Section 10(a) of the Plan shall be deleted in its entirety and replaced with the following:
“(a)    The Committee is authorized to grant Awards to Grantee in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. Other Stock-Based Awards shall include a right or other interest granted to a Grantee under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock, including but not limited to performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as determined by the Committee. The Committee shall determine the terms and conditions of such Other Stock-Based Awards, consistent with the terms of the Plan, at the Date of Grant or thereafter, including any Performance Goals and Performance Periods. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee shall determine, subject to any required corporate action; provided, that no Other Stock-Based Award shall vest less than 36 months after it is granted, except in the event of a Change in Control of the Company.”

2.Effect on the Plan. Other than as specifically set forth herein, all other terms and provisions of the Plan shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.